CAMBRIDGE BIOTECH CORPORATION
                          (Debtor-In-Possession)
                        Consolidated Balance Sheets
                               (Unaudited)
                              (In Thousands)

Assets                               6/30/96       12/31/95
                                     --------      --------
Current Assets:
  Cash and cash equivalents          $13,876       $ 6,856
  Restricted Cash                      1,000             0
  Marketable Securities                    0           216
  Accounts receivable
   -trade (net of allowance
    for doubtful accounts)             2,828         2,638
  Other receivables                      131           126
  Inventories                          4,856         4,368
  Prepaid expenses & other
    current assets                       455           695
                                      ------        ------
  Total Current Assets                23,146        14,899

Investments                              300             0

Property, plant, and equipment,
  net                                  5,613         6,986
Patents and purchased
  technology, net                        503         1,055
Other assets                             105           105
                                      ------        ------
Total Assets                        $ 29,667       $23,045
                                     =======       =======
Liabilities & Shareholders'
  Equity

Current Liabilities:
   Accounts payable                 $    626           850
   Accrued royalties                     776         1,192
   Accrued professional fees           1,142           753
   Accrued incentive
     compensation                      1,226         1,458
   Accrued restructuring costs           211           257
   Other accrued expenses              2,791         2,001
   Deferred revenue                    3,156           411
                                      ------         -----
    Total Current Liabilities          9,928         6,922

   Deferred Revenue                    1,879         2,287

   Liabilities subject to
    Chapter 11 proceedings             9,886         9,880
                                      ------         -----
    Total Liabilities                 21,693        19,090

    Minority Interest                     10             9

    Shareholders' Equity:
       Preferred Stock, par value:
       $.01 per share, authorized:
       5,000,000 shares, none issued       0             0
      Common stock, par value:
       $.01 per share, authorized:
       40,000,000 shares, issued:
       26,057,006 shares                 261           261
      Additional paid in
        capital                      120,382       120,382
      Unearned compensation             (138)         (138)
      Deficit                       (112,541)     (116,559)
                                     -------       -------
    Total Shareholders'Equity          7,964         3,946
                                     -------         -----
    Total Liabilities and
      Shareholder's Equity           $29,667       $23,045
                                     =======       ========

The accompanying notes are an integral part of these unaudited consolidated financial statements.
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